Exhibit 15.1

July 27, 2026

The9 Limited

17 Floor, No. 130 Wu Song Road

Hong Kou District, Shanghai 200080

People's Republic of China

Re: Registration Statement on Form F-3 (File No. 333-295089)

Ladies and Gentlemen:

We are aware that our report dated July 27, 2026, on our review of interim financial information of The9 Limited (the “Company”) as of March 31, 2026 and for the three-month periods ended March 31, 2026 and 2025, and included in the Company’s Current Report on Form 6-K dated July 27, 2026, is incorporated by reference in this Registration Statement.

Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a “report” or “part” of this Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Very truly yours,

/s/ RBSM LLP

Houston, Texas